EXHIBIT 5

EXECUTION VERSION

STOCK AND WARRANT

PURCHASE AGREEMENT

by and between

CONSECO, INC.

and

PAULSON & CO. INC.

October 13, 2009

CONSECO, INC.

STOCK AND WARRANT PURCHASE AGREEMENT

This Stock and Warrant Purchase Agreement (this “Agreement”) is made as of October 13, 2009, by and between Conseco, Inc., a Delaware corporation (the “Company”), and Paulson & Co. Inc., a Delaware corporation, on behalf of the several investment funds and accounts managed by it (“Purchaser”).

RECITALS

WHEREAS, the Company desires to issue and sell and Purchaser desires to purchase certain shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), and warrants to purchase shares of Company Common Stock, in each case on the terms set forth herein;

WHEREAS, prior to the date of this Agreement, the New York Stock Exchange (the “NYSE”) has agreed to grant the Company an exemption from the shareholder approval requirements of Section 312 of the NYSE Listed Company Manual with respect to the transactions contemplated by this Agreement (the “NYSE Exemption”); and

WHEREAS, simultaneously with the Closing hereunder, the Company and Purchaser intend to enter into an Investor Rights Agreement in substantially the form attached hereto as Exhibit A (the “Investor Rights Agreement” and together with the Warrants (as defined below) and this Agreement, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1

Agreement to Sell and Purchase

Subject to the terms and conditions hereof, Purchaser agrees to purchase from the Company and the Company agrees to sell and issue to the Purchaser, on the Closing Date, 16,400,000 shares (the “Shares”) of Company Common Stock and warrants to purchase 5,000,000 shares of Company Common Stock in the aggregate in substantially the form and subject to the terms set forth in Exhibit B hereto (the “Warrants” and together with the Shares, the “Securities”) for an aggregate purchase price payable by Purchaser for the Securities (the “Purchase Price”) equal to $77,900,000 (such issuance, sale and purchase of the Securities, along with the other commitments by each party to the other set forth in this Agreement, the “Transaction”).

SECTION 2

Closing, Delivery and Payment

2.1       Closing. The closing (the “Closing”) of the purchase and sale of the Securities shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m., local time on (i) the first Business Day (as defined below) upon which each of the conditions set forth in Section 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are waived or fulfilled or (ii) such other date and time as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, Sunday or other day in which banks in the State of Indiana or the State of New York are authorized or required by law to be closed.

2.2       Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser (i) a certificate or certificates evidencing the Shares and (ii) the Warrants, in each case registered in such names and denominations as set forth in the instructions of Purchaser provided to the Company at least three (3) Business Days in advance of the Tender Offer Closing free and clear of any liens or other encumbrances (other than those placed thereon by or on behalf of Purchaser and subject to any restrictions on resale in accordance with applicable law or the provisions of the Investor Rights Agreement) and Purchaser will make payment to the Company of the Purchase Price, by wire transfer of immediately available funds to an account designated in writing by the Company at least three (3) Business Days in advance of the Tender Offer Closing. Purchaser and the Company shall execute a cross receipt acknowledging receipt of the Securities and the Purchase Price, respectively.

2.3       Anti-Dilution. If, between the date of this Agreement and the Closing Date, the outstanding shares of Company Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction (a “Recapitalization”), a reasonable, appropriate and proportionate adjustment shall be made to the number of Shares, the number of shares of Common Stock subject to, or the exercise price reflected in, the Warrants, and, as applicable, to the Purchase Price, as the case may be, for the Shares, to the extent that such Recapitalization is consistent with the covenants of the Company contained in this Agreement and subject to such anti-dilution adjustments being reasonably acceptable to the Purchaser.

SECTION 3

Representations and Warranties of the Company

Except (i) as otherwise disclosed or incorporated by reference and readily apparent in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended March 30, 2009, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, each Current Report on Form 8-K of the Company filed after June 30, 2009 and prior to the date hereof (in each case, including any supplements or amendments thereto) and the Current Report on Form 8-K of the Company regarding certain accounting matters to be filed the date hereof, a draft of which has been provided to Purchaser (the “2009 Reports”) or (ii) as disclosed on Schedule 3 hereto, the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

3.1       Organization and Standing. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below). As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries (as defined below), taken as a whole, or the legality, validity or enforceability of this Agreement or the Company’s ability to perform any of its obligations under this Agreement in substantially the manner set forth herein; provided, however, that Material Adverse Effect shall not be deemed to include (A) any effects, circumstances, occurrences or changes generally affecting the insurance industry, the economy, or the financial, real estate, securities or credit markets in the United States, including effects on such industry, economy or markets resulting from any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (B) changes in generally accepted accounting principles in the United States (“GAAP”), (C) changes in laws governing financial institutions and laws of general applicability or related policies or interpretations of any Governmental Authority), (in the case of each of clause (A), (B) and (C), other than effects, circumstances, occurrences or changes that arise after the date of this Agreement but before the Closing to the extent that such effects, circumstances, occurrences or changes have a materially disproportionate adverse effect on the Company and Company Subsidiaries relative to other companies in the insurance industry), or (D) changes in the market price or trading volume of Company Common Stock (it being understood and agreed that the exception set forth in this clause (D) does not apply to the underlying reason or cause giving rise to or contributing to any such change).

(b)        Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. Each Company Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered to Purchaser a true and complete list as of the date hereof of each Company Subsidiary that conducts insurance operations (“Company Insurance Subsidiaries”), identifying the states or jurisdictions where such Company Insurance Subsidiaries are domiciled or “commercially domiciled” for insurance regulatory purposes. As used in this Agreement, “Company Subsidiary” means any person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company or by one or more of its Company Subsidiaries; and “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

3.2	Company Capital Stock.

(a)        As of the date hereof, the authorized capital stock of the Company consists solely of 8,000,000,000 shares of Company Common Stock, of which 184,886,216 shares are issued and outstanding (excluding 677,500 shares of unvested restricted stock), and 265,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of the date hereof, 8,615,150 shares of Company Common Stock are issuable upon the exercise of outstanding options to acquire such shares, 1,475,525 shares of Company Common Stock are issuable pursuant to unvested performance share units and there are 677,500 outstanding shares of unvested restricted stock. Each outstanding option to acquire Company Common Stock was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Company Common Stock underlying such option on the grant date thereof and was otherwise issued in compliance with applicable laws. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except for (a) the Company’s 3.50% Convertible Debentures due September 30, 2035 (the “Convertible Debentures”), issued pursuant to an Indenture, dated as of August 15, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee (as may be amended from time to time, the “Indenture”), (b) the Section 382 Rights Agreement, dated as of January 20, 2009, between the Company and American Stock Transfer & Trust Company, LLC (the “382 Rights Agreement”), (c) the Amended and Restated Long Term Incentive Plan of the Company and equity awards granted thereunder, (d) the Purchase Agreement between the Company and Morgan Stanley & Co., Incorporated, dated as of the date of this Agreement, pursuant to which Morgan Stanley has agreed to purchase up to $293 million in aggregate principal amount of the Company’s 7% Convertible Senior Debentures due 2016 (the “Purchase Agreement”), (e) the Indebtedness issued pursuant to the Company Refinancing (as defined below) and (f) the Warrants, neither the Company nor any Company Subsidiary has, and none is bound by, (i) any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, redemption or other acquisition of, or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement), (ii) any right of first refusal or offer, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (iii) any stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock, nor does, to the knowledge of the Company, any such agreement exist between or among any of the Company’s stockholders, (iv) any obligation to issue shares of Company Common Stock or other securities to any person (other than the Purchaser), (v) any obligation to, as a result of the issuance and the sale of the Securities, adjust (whether automatically or otherwise) the exercise, conversion, exchange or reset price under any Company securities.

(b)        Each of the Shares, the Warrants and the shares of Company Common Stock issuable upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when issued and paid for in accordance with this Agreement and, as applicable, the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, other than restrictions on transfer provided for by applicable federal and state securities laws and the Transaction Documents and liens imposed by or through the Purchasers.

3.3       Subsidiaries. The names, jurisdictions of organization and authorized and issued capital stock and other equity and voting interests of all Company Subsidiaries are set forth on Schedule 3.3. Except as set forth on Schedule 3.3 hereto, the Company owns, directly or indirectly, all of the capital stock or other equity or voting interests of each Company Subsidiary free and clear of any liens (other than pursuant to the Credit Agreement, as defined below) and all the issued and outstanding shares of capital stock or other equity or voting interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. No Company Subsidiary owns any shares of Company Common Stock. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of capital stock or other equity or voting interests of any Company Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may become bound to issue additional shares of capital stock or other equity or voting interests of any Company Subsidiary or any securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting interests of any Company Subsidiary. There are no outstanding agreements of any kind which obligate the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting interests of any Company Subsidiary.

3.4       Corporate Power. The Company and each Company Subsidiary has all requisite power and authority (corporate and otherwise) to carry on its business as it is now being conducted and to own, lease or operate all its properties and assets; and the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction. Neither the Company nor any Company Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, certificate of designations, bylaws or charter documents.

3.5       Corporate Authority. This Agreement and the Transaction, including the issuance of the Shares, the Warrants, and any shares of Company Common Stock issuable upon exercise of the Warrants, have been, and the other Transaction Documents when delivered hereunder will have been, duly authorized by all necessary corporate action of the Company and the board of directors of the Company (the “Company Board”). This Agreement has been, and the other Transaction Documents when delivered hereunder will have been, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is, and the other Transaction Documents when delivered hereunder will be, valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

3.6       Regulatory Approvals; No Violations. (a) Assuming the accuracy of Purchaser’s representations and warranties set forth in Sections 4.1, 4.2 and, solely as this representation relates to requirements under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”), 4.7, no consents, approvals, permits, orders or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self regulatory organization or stock exchange (each, a “Governmental Authority”) or of, by or with any other third party are required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement, or, when delivered hereunder, the other Transaction Documents, or the consummation of the Transaction, except for (A) forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by the Company with the U.S. Securities and Exchange Commission (the “SEC”) after the date hereof under the Exchange Act or the Securities Act of 1933, as amended (the “Act”), (B) a supplemental listing application and supporting documents required to be filed with the NYSE in respect of the Shares and the shares of Common Stock reserved in respect of the Warrants, and (C) any securities or “blue sky” filings of any state.

(b)        The execution, delivery and performance of this Agreement by the Company does not, and the execution, delivery and performance of the other Transaction Documents when delivered hereunder, and the consummation by the Company of the Transaction, the Company Refinancing and the Public Offering, will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or penalties or the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind on the assets of the Company or any Company Subsidiaries (with or without notice, lapse of time, or both) pursuant to, agreements binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary or any of their respective properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which the Company or any Company Subsidiary or any of their respective properties is subject, (B) constitute or result in a breach or violation of, or a default under, the certificate of incorporation of the Company, as amended, or the bylaws of the Company or (C) require any consent or approval or notice or other filing under any such agreement except, in the case of clauses (A) or (C) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

(c)        As of the date of this Agreement, after giving effect, pro forma, to the Transaction and the other transactions contemplated hereby, the Company Refinancing and the Public Offering, the Company is in compliance with the covenants set forth in Sections 7.11, 7.12, 7.14, 7.15, 7.16 and 7.17 of the Credit Agreement as of September 30, 2009.

3.7       No Brokers. Neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders or similar fees in connection with the Transaction, other than fees and expenses payable to Morgan Stanley & Co. pursuant to an engagement letter, which fees have been previously disclosed to Purchaser.

3.8	Company Reports; Financial Statements. Except as set forth on Schedule 3.8 hereto:

(a)        The Company, and each Company Subsidiary has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Act since December 31, 2006 (the forms, statements, reports and documents filed or furnished since December 31, 2006 and through the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)        The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports, were or will be prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Company Subsidiaries taken as a whole).

(c)        The audited balance sheets of each of the Company Insurance Subsidiaries as of December 31, 2006, 2007, and 2008 and the related statements of income, surplus and cash flows for the years thus ended, and their respective annual statements for the fiscal years ended December 31, 2006, 2007, and 2008 (the “Insurance Subsidiary Annual Statements”), as filed with the principal Regulatory Authority overseeing insurance businesses conducted in the jurisdiction of domicile of such Company Insurance Subsidiary and the National Association of Insurance Commissioners (together, the “Principal Insurance Regulatory Authorities”), have been prepared in accordance with SAP (as defined below) applied on a consistent basis and present fairly in all material respects their respective statutory financial conditions as of such date and the results of their respective statutory operations and cash flows for the year then ended. As used herein, “SAP” means the accounting procedures and practices prescribed or permitted from time to time by the respective states of domicile of the Company Insurance Subsidiaries and applied in a consistent manner throughout the periods involved. The balance sheets of the Company and the Company Subsidiaries at dates after December 31, 2008, and the related statements of income, surplus and cash flows, which have been filed with the Principal Insurance Regulatory Authorities (the “2009 SAP Statements” and together with the Insurance Subsidiary Annual Statements, the “SAP Statement”), copies of which have been made available to the Purchaser by the Company, have been prepared in accordance with SAP applied on a consistent basis and present fairly in all material respects the applicable Company Insurance Subsidiaries’ respective statutory financial conditions as of such dates and the results of their respective operations and cash flows. Schedule 3.8(c) heretosets forth all prescribed or permitted accounting practices that have been adopted since December 31, 2006, by any of the Company Insurance Subsidiaries, and the effect of such prescribed or permitted practices are fully and accurately reflected in the SAP-basis financial statements described above.

(d)        The Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

(e)        The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”) and any further requirements imposed by the NYSE Exemption or any subsequent exemption that would satisfy the condition to closing set forth in Section 8.1(e). Except as set forth on Schedule 3.8(e), the Company has not, in the preceding twelve (12) months, received notice from the NYSE to the effect that the Company is not in compliance with the listing or maintenance requirements of the NYSE. The Company is, and, assuming the consummation of the transactions contemplated hereby, the Company Refinancing and the Public Offering, has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(f)        Except as set forth on Schedule 3.8(f), the Company is in material compliance with all provisions of the Sarbanes Oxley Act of 2002 that are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(g)        The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the filing date of the Company’s most recently filed periodic report under the Exchange Act, there have been no changes in the Company’s internal control over financial reporting or disclosure controls and procedures or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(h)        The Company and Company Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2006, with any Governmental Authority having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to so file such reports and statements or pay such fees is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

3.9       Absence of Certain Changes. Since December 31, 2008, (1) the Company and Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, and (2) no event or events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.10	Compliance with Laws; Insurance.

(a)        The Company and each Company Subsidiary have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, any Governmental Authority that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary; and all such material permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. The conduct by the Company and each Company Subsidiary of their business and the condition and use of their properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, except for conduct which has not had or is not reasonably likely to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Authority, except for any default which has not had or is not reasonably likely to have a Material Adverse Effect. The Company and the Company Subsidiaries currently are complying with, and to the knowledge of the Company, none of them has been threatened to be charged with or given notice of any violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees, except where such non-compliance has not had nor is reasonably likely to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application to life and health insurance companies, no Governmental Authority has placed any material restriction on the business or properties of the Company or any Company Subsidiary. Except for routine examinations by insurance regulators, as of the date hereof, no investigation by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened.

(b)        The Company and each Company Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) has been insured, for amounts and against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All insurance policies issued by any Company Subsidiary that are now in force are, to the extent required under applicable law, in a form acceptable in all material respects to applicable Governmental Authorities, or have been filed with and not objected to by such Governmental Authorities within the period provided for such objection.

3.11      Litigation.Except as set forth on Schedule 3.11 hereto, as of the date hereof, (i) no civil, criminal or administrative litigation, claim, action, suit, hearing, arbitration, investigation or other proceeding before any Governmental Authority or arbitrator is pending or, to the actual knowledge of the Company, threatened against the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is subject to any order, judgment or decree, and (iii) there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any Company Subsidiary, except with respect to (i), (ii) and (iii) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.12	Reserves.

(a)        The aggregate reserves of the Company Insurance Subsidiaries as recorded in the Company SAP Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as set forth therein) and are considered by management of the Company to be adequate as of the date of such statements to cover the total amount of all reasonably anticipated insurance liabilities of the Company Insurance Subsidiaries. All reserves of the Company Insurance Subsidiaries set forth in the Company SAP Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of all applicable Insurance Laws including the applicable SAP, except where failure to so state reserves or meet such requirements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)        Each Company Insurance Subsidiary (i) is in compliance with all applicable insurance regulatory minimum capital or surplus requirements; (ii) has not become subject to any “Company Action Level” pursuant to applicable risk-based capital guidelines, and has not received notice of any pending action that would result in its becoming so subject; (iii) has not taken any steps towards commencing, and has not received notice of any actions taken by relevant Regulatory Authorities to commence, any rehabilitation, delinquency or insolvency proceedings under applicable insurance laws in any state or foreign jurisdiction; (iv) has assets that exceed its respective total reserves, all as computed in accordance with applicable statutory accounting principles applied consistently with past practice and (v) has sufficient financial resources, based on reasonable assumptions as to future pay-out patterns, premium increases and other relevant factors, to pay its policy liabilities and other obligations as the foregoing become due in the ordinary course of business.

3.13      Rights Agreement. On or prior to the date hereof, the Company Board has taken all action necessary and appropriate to ensure that the Purchaser shall be an “Exempted Entity” under the 382 Rights Agreement in connection with the purchase of the Securities, the purchase and the exercise of the Warrants and the purchase and the conversion of any Convertible Debentures that Purchaser may purchase in the Company Refinancing.

3.14      Undisclosed Events. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements included in the 2009 Reports to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen in the ordinary course of business consistent with past practice and that have not had a Material Adverse Effect, and (ii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.15      Labor. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or employs any member of a union. The Company and the Company Subsidiaries are in material compliance with all U.S. federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, and employee benefits plans (including, without limitation, the Employee Retirement Income Securities Act of 1974, as amended), except where such non-compliance has not had or is not reasonably likely to have a Material Adverse Effect. Neither the chief executive officer nor the chief financial officer of the Company has notified the Company of his intended resignation or retirement or other termination of such officer’s employment with the Company.

3.16      Transactions With Affiliates and Employees. Except as set forth in the Company Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is currently a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including agreements under any equity compensation plans.

3.17      Investment Company. The Company is not, and immediately after receipt of payment for the Securities, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18      No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4 hereof, the sale of the Securities to Purchaser and the Company Refinancing does not require the registration of the Shares, the Warrants or any shares of Company Common Stock issuable upon exercise of the Warrants under the Act.

3.19      Taxes. The Company and each Company Subsidiary has timely filed all material federal, state, local and foreign income, franchise and other tax returns, reports and declarations required by any Governmental Authority with jurisdiction over the Company or any Company Subsidiary and has paid or accrued all taxes shown as due thereon except for any taxes which are being contested in good faith (by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP), or where the failure to file such returns or pay such taxes would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. All such returns were complete and correct in all material respects and the Company has no knowledge of a material tax deficiency which has been asserted or threatened against the Company or any Company Subsidiary. Except as set forth on Schedule 3.19 hereto, the Company is not under audit by any taxing authority. The Company has set aside on its books provisions reasonably adequate for the payment of all taxes for periods to which those returns, reports or declarations apply. The Company is not, nor has it been in the last five (5) years, a U.S. real property holding corporation under Section 897 of the Code. There are no unpaid taxes in any material amount claimed to be due by any taxing authority. For purposes of this Section 3.19, taxes shall include any and all interest and penalties.

3.20	Indebtedness; Other Contracts.

(a)        Neither the Company nor any of its Subsidiaries has any outstanding material Indebtedness. For purposes of this Agreement: (x) “Indebtedness” of any person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to any indebtedness, lease, dividend or other obligation of another person if the primary purpose or intent of the person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(b)        True, complete and correct copies of each material contract of the Company or any Company Subsidiary required to be filed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K under the Exchange Act (the “Company Material Agreements”) are attached or incorporated as exhibits to the 2009 Reports. Except as set forth in the 2009 Reports: (1) each of the Company Material Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect, (2) the Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Material Agreement; (3) neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Material Agreement.

3.21      Environmental Matters. The Company and the Company Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except, in the case of (i), (ii) and (iii), where such non-compliance or failure to receive such permit, license or approval has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.22      Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities or (ii) sold, bid for, purchased or paid any compensation for soliciting purchases of any of the Securities.

3.23      Shell Company Status. The Company is not, and has never been, an issuer of the type described in paragraph (i) of Rule 144 under the Act.

3.24      NYSE Exemption. The NYSE notified the Company that the NYSE will grant the NYSE Exemption upon execution by NYSE of a supplemental listing application for, among other things, the Shares and the shares of Company Common Stock issuable upon exercise of the Warrants. The transactions contemplated by this Agreement will, prior to and through the Closing Date, be exempt from the requirements of Section 312 of the NYSE Listed Company Manual as a result of the NYSE Exemption.

3.25      Estimates and Projections. The Company has previously provided the Purchaser with operating and financial projections and forecasts prepared as of June 30, 2009 (the “June 30 Projections”). It is the Company’s practice to prepare and update its internal operating and financial projections and forecasts on a quarterly basis, and such projections and forecasts prepared for the quarter ending September 30, 2009, to the extent any portion of the June 30 Projections are no longer relevant, shall supersede such portions of the June 30 Projections.

3.26      Certain Business Practices. To the knowledge of the Company, none of the Company or any Company Subsidiary or any director, officer, agent, employee or other person acting for or on behalf of Company or any Company Subsidiary has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption laws applicable to the Company or any Company Subsidiary.

SECTION 4

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as follows:

4.1       Institutional Accredited Investor; Experience. Purchaser is an “accredited investor” (as defined in Rule 501 under the Act) and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.2       Investment. Purchaser is acquiring the Securities for its own account, forinvestment and not with the view to distribution in violation of securities laws; provided, that this representation and warranty shall not be deemed to limit the Purchaser’s right to sell the Securities pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws. As used in this Agreement, “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

4.3       No Reliance. Purchaser has relied upon the representations and warranties set forth herein and its own investigations and diligence, including a review of the 2009 Reports filed with the SEC and including with respect to the tax consequences of this investment and the Transaction. Purchaser understands and acknowledges that neither the Company nor any of the Company’s representatives, agents or attorneys is making or has made at any time any warranties or representations of any kind or character, express or implied, with respect to any matter or the Company Common Stock, except as expressly set forth herein.

4.4       Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and is qualified to do business and in good standing in the State of New York.

4.5       Corporate Power. Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction.

4.6       Corporate Authority. This Agreement and the Transaction have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

4.7       Regulatory Approvals; No Violations. (a) No consents, approvals, permits, order or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings or registrations with any Governmental Authority or with any other third party are required to be made or obtained by Purchaser or any of its Affiliates or any of their respective officers, directors or employees in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the Transaction except for those already obtained or made.

(b)        Immediately following the purchase of the Securities, no ultimate parent entity of any investment fund managed by the Purchaser will hold more than $65,200,000 of shares of Company Common Stock.

(c)        The execution, delivery, and performance of this Agreement by Purchaser does not, and the consummation by Purchaser of the Transaction will not, (A) constitute or result in a breach or violation of, or a default under, or the acceleration or creation of any obligations, penalties or the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien or equity, encumbrance or any other encumbrance or exception to title of any kind on the assets or properties of Purchaser (with or without notice, lapse of time, or both) pursuant to agreements binding upon Purchaser or to which Purchaser or any of its properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which Purchaser or any of its properties is subject, (B) constitute or result in a breach or violation of, or a default under, the certificate of incorporation, as amended, or the bylaws or other organizational documents of Purchaser or (C) require any consent or approval under any such agreement except, in the case of clauses (A) or (C) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of Purchaser to timely consummate the Transaction.

4.8       Ownership of Shares. As of the date of this Agreement, Purchaser and its Affiliates are the owners of record or the beneficial owners (as such term is defined under Rule 13d-3 under the Exchange Act) of 3,600,000 shares of Company Common Stock or securities convertible into or exchangeable for Company Common Stock. As of the Closing, Purchaser and its Affiliates shall not be the owners of record or the beneficial owners of Company Common Stock other than the shares or securities set forth in the preceding sentence (and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination) and the Securities purchased hereunder.

4.9       Available Funds. Purchaser will have available to it at Closing all funds necessary for the payment to the Company of the aggregate Purchase Price.

SECTION 5

Covenants

5.1       Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the Company and Purchaser agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary on its part under this Agreement or under applicable laws to consummate and make effective the Transaction as promptly as reasonably practicable, including the satisfaction of the conditions set forth in Section 8 hereof; provided, however, that neither Purchaser nor the Company shall be required to obtain or seek any Principal Insurance Regulatory Authority’s clearance, approval, consent, authorization, exemption, waiver or similar order (“Insurance Regulatory Approvals”). Purchaser hereby covenants and agrees that it shall not, prior to the Closing, knowingly take any action that is reasonably likely to require that Purchaser obtain an Insurance Regulatory Approval that will be an Approval (as defined in Section 8.1(c) hereof).

(b)        (i) Purchaser and the Company each has made its own legal determination, based on existing facts and, in the case of the Company, based in part upon and assuming the accuracy of Purchaser’s representations and warranties set forth in Section 4.7(b) hereof, that no premerger notification is required by the HSR Act in connection with the Closing. Purchaser hereby covenants and agrees that it shall not, prior to the Closing, knowingly take any action that is reasonably likely to result in an HSR Event.

(ii)        Notwithstanding the foregoing, in the event that either the Company or Purchaser, in consultation with legal counsel, finally determines that the Transaction will, or is reasonably likely to, require a premerger notification under the HSR Act (an “HSR Event”), such party shall notify the other as soon as is reasonably practicable, and in any event within 24 hours after making such final determination.

(c)        If, at any time a filing is required by the HSR Act with respect to the Transaction, then the parties shall reasonably cooperate and consult with each other and each of the Company and Purchaser shall use their respective reasonable best efforts to make any filings required by the HSR Act as promptly as practicable and, in the case of a filing under the HSR Act that is an Approval, in any event withintwenty (20) days following delivery of notice in respect of an HSR Event. The Company shall pay any filing fees in connection with such filing under the HSR Act. If, after the Closing, Purchaser determines that a filing under the HSR Act is necessary for it or its affiliates to acquire, convert or exercise any securities of the Company, the parties will also cooperate and consult with each other in the same manner.

(d)        Subject to the terms and conditions of this Agreement, each of the Company and Purchaser shall use reasonable best efforts, at the Company’s sole expense, to lift any injunction to the Transaction as promptly as reasonably practicable.

(e)        Upon the request of Purchaser, the Company shall, and shall cause each of its controlled Affiliates to, (i) cooperate with the filing of any statement, notice, petition or application by or on behalf of the Purchaser or any of its Affiliates in order to obtain any Insurance Regulatory Approvals in connection with Purchaser’s acquisition of beneficial ownership of Company Common Stock or securities convertible into Company Common Stock, (ii) furnish to Purchaser all information concerning the Company and each Company Subsidiary, and their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any such Insurance Regulatory Approvals, (iii) respond to any government requests for information, and (iv) contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the transactions contemplated by any such filing, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, (v) cooperate with Purchaser in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Purchaser or any of its Affiliates in connection with proceedings under or relating to such Insurance Regulatory Approvals or any other federal, state or foreign laws applicable to the insurance industry as conducted by the Company and its Affiliates, and (vi) provide Purchaser with copies of all material communications from and filings with, any Governmental Authorities in connection with this Section 5.1(e).

(f)        Notwithstanding anything to the contrary herein, neither party nor any of their respective Affiliates shall be required to take any action pursuant to this Section 5.1 which would be reasonably likely to be unreasonably burdensome on such party or any of its respective Affiliates, or to require such party or its respective Affiliates to divest or dispose of any assets, securities or other instruments whether now owned or hereafter acquired or to accept any limitation on any of its investment activities.

5.2       Press Releases. The Company shall, by 8:30 a.m. (New York City time) on the Business Day immediately following the date of this Agreement and the Closing Date, issue a press release disclosing the material terms of the transactions contemplated hereby and file a Current Report on Form 8-K, filing the Transaction Documents as exhibits thereto. The Company and Purchaser shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any public statements (including any non-confidential filings with Governmental Authorities that name another party hereto) without the prior consent of such other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the NYSE, the SEC, any other Governmental Authority or any other applicable regulation, in which such case the disclosing party shall provide the other party with prior notice of such public statement; provided that such party shall use its reasonable best efforts to consult with and coordinate such press release with the other party; provided, further, that such party shall only include in a press release not receiving the consent of the non-filing party such information that is legally required to be disclosed upon the advice of counsel.

5.3       Conduct of Business Prior to the Closing. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business only in the usual, regular and ordinary course consistent with past practice and (ii) take no action which would reasonably be expected to adversely affect or delay (x) the receipt of any approvals of any Governmental Authority required to consummate the transactions contemplated hereby or (y) the consummation of the transactions contemplated hereby.

5.4       Company Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Schedule 5.4, during the period from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)        set any record or payment dates for the payment of any dividends or distributions on its capital stock, including, without limitation, any shares of preferred stock, or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) dividends paid by any of Company Subsidiaries so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; (B) pursuant to the Company Refinancing and (C) pursuant to the Company’s equity incentive plan;

(b)        issue or commit to issue any additional shares of capital stock, including, without limitation, any shares of preferred stock or other equity interest, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest, except (i) pursuant to the Company Refinancing, (ii) options, restricted stock or other equity grants under the Company’s equity incentive plan or (iii) pursuant to the exercise of Company options or vesting of restricted stock or other equity grants under the Company’s equity incentive plan;

(c)        take any action which would result in the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to cause the Purchaser to become an “Acquiring Person” for purposes of the 382 Rights Agreement; or

(d)        effect any Recapitalization, enter into or agree to enter into any merger or consolidation with any person, or sell any properties or assets that are material to the business of Company or any Company Subsidiary, as applicable, except for reinsurance in the ordinary course of business;

(e)        incur any Indebtedness for borrowed money or guarantee any such Indebtedness, except for (i) the Company Refinancing and (ii) intercompany Indebtedness among the Company and or one or more of its wholly-owned Company Subsidiaries; or

(f)	agree to, or make any commitment to, take any of the actions prohibited by this Section 5.4

5.5       Public Offering; Registration of Shares. Without limiting any rights of the Purchaser set forth in the Investor Rights Agreement, the Company will file a registration statement on Form S-1 (or other reasonably appropriate form) for a registered public offering of the Company Common Stock for net cash proceeds to the Company of not less than $200 million (the “Public Offering”), no later than forty five (45) days after the date of the Tender Offer Closing (as defined below) and the Company shall use its reasonable best efforts to have such registration statement declared effective by the SEC and use its reasonable best efforts to consummate the Public Offering, in each case, no later than one hundred and twenty (120) days after the date of the Tender Offer Closing; provided that, the net cash proceeds to the Company required to be received in such Public Offering shall be reduced if, and to the extent that, the Company Board determines in good faith that the Public Offering will otherwise jeopardize or endanger the availability to the Company of its net operating loss carryforwards to be used to offset its taxable income in such year or future years, and the basis for such determination is provided in writing to Purchaser.

5.6       Refinancing. Subject to the terms and conditions of, and to the extent permitted by, the Second Amended and Restated Credit Agreement, dated as of October 10, 2006, by and among the Company, the lenders signatory thereto, and Bank of America N.A. as administrative agent, as amended by Amendment No. 1 thereto dated June 12, 2007, and Amendment No. 2 thereto dated March 30, 2009 (as may be further amended from time to time, the “Credit Agreement”), the Convertible Debentures and the Indenture, the Company shall use its reasonable best efforts to promptly consummate one or more offerings of Indebtedness (as such term is defined in the Credit Agreement) substantially on the terms set forth in on Schedule 5.6 hereto, resulting in aggregate proceeds to the Company sufficient to allow the Company to purchase up to the outstanding principal amount of the Convertible Debentures (such transaction, the “Company Refinancing”); provided that, for the avoidance of doubt, the Company’s obligation to use reasonable best efforts shall not create any obligation of the Company to agree to alter the proposed terms of any such Company Refinancing, including the prices paid upon tender of Convertible Debentures, interest or conversion rates applicable to offered Indebtedness, or otherwise.

5.7       Listing of Shares. The Company shall use its reasonable best efforts to cause the Shares to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing.

5.8       Preservation of NOLs. The Company will not enter into any transaction (other than a sale of the entire Company) with any person that would result in the loss of or limit the ability of the Company to fully utilize their net operating losses without the prior written consent of Purchaser, except in connection with a transaction that the Company Board determines in good faith is reasonably likely to provide a benefit to the Company and its stockholders that exceeds the harm caused by and resulting from the loss of or limitation of the ability of the Company to fully utilize their net operating losses. Notwithstanding the foregoing, the Company’s obligations under this Section 5.8 shall expire on the first date that the Purchaser and its Affiliates beneficially own or own of record less than 5% of the voting stock of the Company on an as-converted basis.

5.9       Takeover Protections. Except with respect to the Company’s 382 Rights Agreement, which is addressed in Section 3.13 hereof, prior to the Closing, the Company and the Company Board will have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of the state of Delaware (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights hereunder, including, without limitation, as a result of the Company’s issuance of the Shares and the Warrants and Purchaser’s ownership of the Shares and Warrants and any Indebtedness of the Company that Purchaser may acquire in the Company Refinancing.

5.10      Material Non-Public Information. Except in connection with any notice required to be provided hereunder or in connection with any reasonable response to unsolicited written or oral requests from Purchaser or its representatives and affiliates for information, between the date hereof and Closing, the Company shall use its reasonable best efforts to refrain from providing the Purchaser with any material, non-public information without the Purchaser’s prior written consent.

SECTION 6

Private Placement of the Securities

6.1       Securities Act Exemption. It is intended that the Company Common Stock and Warrants to be issued pursuant to this Agreement will not be registered under the Act in reliance on the exemption from the registration requirements of Section 5 of the Act set forth in Section 4(2) and Regulation D under the Act.

6.2       Rule 144 Reporting. With a view to making available to Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Securities to the public without registration, the Company agrees, at all times after the effective date of this Agreement and until the Purchaser no longer holds any Securities, any shares of Common Stock issuable upon exercise of the Warrants, any convertible Indebtedness it may acquire in the Company Refinancing or any Common Stock issuable upon conversion thereof, to use its reasonable best efforts to:

(a)        make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) under the Act or any similar or analogous rule promulgated under the Act;

(b)        file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(c)        not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations thereunder would permit such termination); and

(d)        furnish to Purchaser forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 7

Indemnity

7.1       Indemnity for Purchaser. (a) The Company agrees to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (each an “Indemnified Person”), to the fullest extent lawful, from and against any and all claims, damages, liabilities, deficiencies, judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or resulting from any action, suit, claim, arbitration, mediation, proceeding or investigation by any Governmental Authority, stockholder of the Company or any other person arising out of or resulting from (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement; (ii) the Company’s breach of agreements or covenants made by the Company in this Agreement; (iii) any third party claims arising out of or resulting from the Transaction or any other Transaction Document (unless such claim is based upon conduct by the Purchaser that constitutes fraud, gross negligence or willful misconduct); or (iv) any third party claims arising directly or indirectly out of the Purchaser’s status as owner of the Securities or the actual, alleged or deemed control or ability to influence the Company or any Company Subsidiary (unless such claim is based upon conduct by the Purchaser that constitutes fraud, gross negligence or willful misconduct); provided, that Losses shall not include any consequential or punitive damages (except to the extent Purchaser and its Affiliates are liable to a third party for such consequential or punitive damages).

(b)        Notwithstanding the foregoing, the Company shall have no liability to indemnify any Indemnified Person on account of any claim pursuant to clauses (i) and (ii) of Section 7.1(a) (1) unless and until the liability of the Company with respect to any individual claim or demand (or series of reasonably related claims or demands) equals or exceeds $100,000, (2) unless and until the liability of the Company in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clauses (i) and (ii) of Section 7.1(a), amounts to more than $1,000,000 and (3) in respect of claims made pursuant to clause (i) of Section 7.1(a), unless such claim is asserted in writing by such Indemnified Party prior to the termination of the applicable representation and warranty as set forth in Section 9.5 hereof, whereupon the Company shall be liable to pay amounts due pursuant to clauses (i) and (ii) of Section 7.1(a). The maximum aggregate liability of the Company for any and all claims under clauses (i) and (ii) of Section 7.1(a) shall not exceed the Purchase Price.

7.2       Indemnity Procedures. Each Indemnified Person shall give prompt written notice to the Company of any claim, action, suit or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Company shall not relieve the Company from any liability which it may have under the indemnity provided in Section 7.1, unless and to the extent the Company shall have been actually and materially prejudiced by the failure of such Indemnified Person to so notify the Company. Such notice shall describe in reasonable detail such claim. In case any claim, action, suit or proceeding is brought against an Indemnified Person, the Indemnified Person shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof. If the Company so elects within a reasonable time after receipt of notice, the Company may assume the defense of the action or proceeding at the Company’s own expense with counsel chosen by the Company and approved by the Indemnified Person, which approval shall not be unreasonably withheld, and the Indemnified Party may participate in such defense at its own expense; provided, however, that the Company will not settle or compromise any claim, action, suit or proceeding, or consent to the entry of any judgment with respect to any such pending or threatened claim, action, suit or proceeding without the written consent of the Indemnified Person unless such settlement, compromise or consent secures the unconditional release of the Indemnified Person from all liabilities arising out of such claim, action, suit or proceeding and requires nothing other than the payment of money by the Company; provided, further, that if the defendants in any such claim, action, suit or proceeding include both the Indemnified Person and the Company and the Indemnified Person reasonably determines, based upon advice of legal counsel, that such claim, action, suit or proceeding involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Company and the Indemnified Person, then the Company shall not be entitled to assume the defense of the Indemnified Person and the Indemnified Person shall be entitled to separate counsel at the Company’s expense, which counsel shall be chosen by the Indemnified Person and approved by the Company, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the Company shall not be liable for the fees, charges and disbursements of more than one separate firm for the Indemnified Persons. If the Company assumes the defense of any claim, action, suit or proceeding, all Indemnified Persons shall thereafter deliver to the Company copies of all notices and documents (including court papers) received by such Indemnified Persons relating to the claim, action, suit or proceeding, and each Indemnified Person shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Company’s request) the provision to the Company of records and information that are reasonably available to the Indemnified Party and that are reasonably relevant to such claim, action, suit or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Company is not entitled to assume the defense of such claim, action, suit or proceeding as a result of the second proviso to the fourth sentence of this Section 7.2, the Company’s counsel shall be entitled to conduct the Company’s defense and counsel for the Indemnified Person shall be entitled to conduct the defense of the Indemnified Person, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible. If the Company is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of this Section 7.2, the Company will pay the reasonable fees and expenses of counsel for the Indemnified Person; in that event, however, the Company will not be liable for any settlement of any claim, action, suit or proceeding effected without the written consent of the Company, which may not be unreasonably withheld, delayed or conditioned. If the Company is entitled to assume, and assumes, the defense of an action or proceeding in accordance with this Section 7.2, the Company shall not be liable for any fees and expenses of counsel for the Indemnified Person incurred thereafter in connection with that action or proceeding except as set forth in the proviso in the fourth sentence of this Section 7.2. Unless and until a final judgment is rendered that an Indemnified Person is not entitled to the costs of defense under the provisions of this Section 7.2, the Company shall reimburse, promptly as they are incurred, the Indemnified Person’s costs of defense. The Company’s obligation to indemnify the Indemnified Persons for Losses hereunder is irrespective of whether the Indemnified Person has itself made payments in respect of such Losses.

7.3       Exclusive Remedy. Following the Closing, the indemnification obligations of this Article VII shall be the sole and exclusive remedy for any Indemnified Party in respect of the Company’s breaches of this Agreement, and no other remedy shall be had in contract, tort or otherwise, except in cases of fraud.

SECTION 8

Conditions

8.1       Conditions to Each Party’s Obligations to Close the Transaction. The obligation of Purchaser to purchase the Securities, and of the Company to issue and sell the Securities, at Closing is subject to the fulfillment of the following conditions as of the Closing Date:

(a)        No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrain, enjoins or otherwise prohibits consummation of any transaction contemplated by this Agreement (collectively, an “Order”).

(b)	Purchase Agreement. The Purchase Agreement shall be in full force and effect.

(c)        Approvals. All material consents, authorizations, approvals and filings required to be obtained from or filed with a Governmental Authority in order to consummate the Transaction (collectively, “Approvals”) shall have been obtained or made (as applicable), and such Approvals shall not contain any condition that would (i) require Purchaser or the Company or any of its Subsidiaries to divest or dispose of any assets, securities or other instruments, (ii) restrain or impose any limit on the Purchaser’s or the Company’s or any of its Subsidiaries’ investment activities, (iii) require an amendment or waiver of any term or condition of any Transaction Document, or (iv) be reasonably likely to have a material adverse effect on the Purchaser or a Material Adverse Effect.

(d)        Refinancing. The first closing of the Company Refinancing shall have occurred or shall occur simultaneously, and the Company shall, on the Closing Date, apply 100% of the proceeds therefrom to repurchase Convertible Notes at the closing of a tender offer for such Convertible Notes (collectively, the “Tender Offer Closing”); provided, however, that no party may delay or prevent the Closing on the basis that this condition has not been satisfied if the failure of this condition to be so satisfied is as a result of or arises from such party’s actions or its failure to act or its breach of this Agreement.

(e)        NYSE Exemption. The transactions contemplated hereby shall not require the approval of the Company’s shareholders pursuant to Section 312 of the NYSE Listed Company Manual, whether as a result of the NYSE Exemption or a comparable exemption granted by the NYSE imposing conditions and subject to qualifications no more burdensome to Purchaser or the Company than those anticipated to be included in the NYSE Exemption and delivered to Purchaser prior to the date hereof, or otherwise reasonably acceptable to Purchaser and the Company.

8.2       Conditions to the Obligations of Purchaser. The obligation of Purchaser to purchase the Securities is, at the option of Purchaser, subject to the fulfillment of the following conditions as of the Closing Date:

(a)        Representations and Warranties; Covenants. The representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the date hereof and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date). The Company shall have performed or complied in all material respects with all covenants and agreements of the Company in this Agreement.

(b)        Bringdown Certificate. The Company shall have delivered to Purchaser a certificate of the Company, executed by the chief executive officer and chief financial officer of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in clause (a) of this Section 8.2.

(c)        Legal Opinion. The Company shall have (i) caused the primary legal officer of the Company to deliver a legal opinion to Purchaser in the form of Exhibit C hereto; and (ii) caused Simpson Thacher & Bartlett LLP to deliver a legal opinion to Purchaser in substantially the form of Exhibit D hereto.

(d)        No Delisting. From the date of this Agreement to and including the Closing Date the Company Common Stock shall not have been delisted by the NYSE nor shall trading in the Company Common Stock have been suspended by the NYSE.

(e)        Credit Agreement Repayment Acceleration; Pro Forma Compliance. No acceleration of the Company’s repayment obligations pursuant to Section 8.2 of the Credit Agreement shall have occurred and not been withdrawn. No “Default” or “Event of Default” shall have occurred and be continuing under the Credit Agreement. As of September 30, 2009, pro forma for the transactions contemplated by this Agreement, the Company Refinancing and the Public Offering, the Company shall be in compliance with each of the covenants set forth in Sections 7.11, 7.12, 7.14, 7.15, 7.16 and 7.17 of the Credit Agreement.

(f)        Investor Rights Agreement. The Company shall have executed and delivered the Investor Rights Agreement to Purchaser.

8.3       Conditions to Closing of Company. The Company’s obligation to sell and issue the Securities is, at the option of the Company, subject to the fulfillment of the following conditions as of the Closing Date:

(a)        Representations and Warranties; Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date). Purchaser shall have performed or complied in all material respects with all covenants and agreements of Purchaser in this Agreement.

(b)        Bringdown Certificate. Purchaser shall have delivered to the Company a certificate of Purchaser, executed by an authorized officer of Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in clause (a) of this Section 8.3.

(c)        Investor Rights Agreement. Purchaser shall have executed and delivered the Investor Rights Agreement to the Company.

SECTION 9

Miscellaneous

9.1       Governing Law; Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable). The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.2       Fees and Expenses. The Company shall reimburse Purchaser for all reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement (including all reasonable legal fees and disbursements in connection with the documentation and implementation of the transactions contemplated by this Agreement and due diligence in connection therewith and fees incurred in connection with regulatory filings and clearances including one filing under the HSR Act and under insurance regulations of each Principal Insurance Regulatory Authority incurred in connection with each of (i) the Purchaser’s acquisition of the Shares, (ii) the Purchaser’s exercise of the Warrants and (iii) the Purchaser’s conversion of any convertible Indebtedness of the Company acquired by Purchaser in the Refinancing, which amount shall be withheld by the Purchaser from the Purchase Price payable by the Purchaser at the Closing or, if incurred after the Closing, shall be promptly reimbursed to the Purchaser by the Company. The Company shall be responsible for its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Company shall pay all fees of its transfer agent, stamp taxes and other taxes and duties levied in connection with the delivery of the Securities to the Purchaser.

9.3       Attorney’s Fees. In the event of any action of any kind between the parties hereto with respect to this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and related costs, expenses and disbursements incurred in connection with such action.

9.4	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by either Purchaser or the Company if the Closing shall not have occurred by October 15, 2010 (the “Termination Date”), provided, however that the right to terminate this Agreement under this Section 9.4(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date; or

(b)        by either Purchaser or the Company in the event that any Governmental Authority shall have issued an Order and such Order shall have become final and nonappealable; or

(c)        by the Company if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Purchaser (but in any event not later than the Termination Date); or

(d)        by Purchaser if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Purchaser to the Company (but in any event not later than the Termination Date); or

(e)        by either party if the NYSE notifies the Company that it will not provide the NYSE Exemption, or if the NYSE Exemption (or any subsequent exemption applicable hereunder), after issuance, is revoked, rescinded, expires or is no longer in full force and is not replaced within ten (10) Business Days with an exemption that satisfies the condition to each party’s obligation to close the Transaction set forth in Section 8.1(e); or

(f)	by the mutual written consent of Purchaser and the Company.

In the event of termination of this Agreement as provided in this Section 9.4, this Agreement shall forthwith become void, except that (a) this Section 9 shall survive, (b) the Mutual Nondisclosure Agreement, dated as of August 27, 2009, by and between the Company and Purchaser (the “Confidentiality Agreement”) shall survive in accordance with its terms and (c) no such termination shall relieve any party from liability for any breach of this Agreement, material misrepresentation or fraud.

9.5       Survival. The representations and warranties made herein shall expire as of the thirdanniversary of the Closing, provided, however, that (i) the representations and warranties contained in Section 3.2(b) shall survive the Closing and remain in effect indefinitely and (ii) the representations and warranties contained in Sections 3.10, 3.19 and 3.21 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and agreements set forth in Sections 5.1(b)(ii), 5.1(c), 5.1(e), 5.1(f), 5.2, 5.5, 5.6, 5.7, 5.8, 5.9,5.10, 6.2, 7 and 9 shall survive the Closing.

9.6       Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.7       Entire Agreement; Amendment. This Agreement, the Investor Rights Agreement and the Confidentiality Agreement (in each case including any Exhibits, Schedules or other attachments thereto) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9.8       Notices, Etc. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Purchaser to it at:

Paulson & Co. Inc.

1251 Avenue of the Americas, 50th Floor

New York, NY, 10020

Attn: Mr. Michael Waldorf

Telephone: (212) 956-2221

Fax: (212) 351-5887

with a copy to (which copy alone shall not constitute notice):

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue, 18th Floor

New York, New York 10176

Attn:	Stephen M. Schultz, Esq.

Telephone: (212) 986-6000

Fax: (212) 986-8866

If to the Company:

Conseco, Inc.

11825 North Pennsylvania Street

Carmel, Indiana 46032

Attn: General Counsel

Telephone: (317) 817-2889

Fax: (317) 817-2826

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz, Esq.

Telephone: (212) 455-2000

Fax: (212) 455-2502

9.9       Specific Performance. The Company and Purchaser acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

9.10      Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

9.11      No Third Party Beneficiaries. Other than as set forth in Section 7.3, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.12      No Assignment. This Agreement shall not be assignable other than by operation of law; provided, however, that Purchaser may assign its rights and obligations under this Agreement without the Company’s consent to any Affiliate, but only if the assignee agrees in writing with the Company in form and substance reasonably satisfactory to the Company to be bound by the terms of this Agreement and, in conjunction therewith, makes to the

Company representations and warranties substantially equivalent (with necessary conforming changes) to those contained in Section 4 as if such assignee were “Purchaser” therein (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall be permitted without the Company’s consent if it (x) would require any consents or approvals from or filings or notices with any Governmental Authority or other person or (y) would reasonably be expected to adversely affect or delay the consummation of the transactions contemplated hereby.

9.13      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

9.14      Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.15      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

[SIGNATURE PAGE FOLLOWS]

This STOCK AND WARRANT PURCHASE AGREEMENT is hereby executed as of the date first above written.

“COMPANY”	CONSECO, INC.

By: /s/ C. James Prieur

Name: C. James Prieur

Title: Chief Executive Officer

“PURCHASER”	PAULSON & CO. INC., on behalf of the

several investment funds and accounts

managed by it

By: /s/ Michael Waldorf

Name: Michael Waldorf

Title: Managing Director